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                                                                     EXHIBIT 2.3

                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION


IN RE:                             Section          CHAPTER 11
                                   Section
                                   Section          CASES   395-34981-RCM-11
AUTOMOBILE CREDIT FUND             Section          THROUGH 395-34988-SAF-11
1991-III, INC., ET AL.             Section
                                   Section          JOINTLY ADMINISTERED UNDER
                                   Section          CASE NO. 395-34981-RCM-11
         Debtors.                  Section


                       ORDER CONFIRMING THIRD AMENDED AND
          SUPPLEMENTED JOINT PLAN, PURSUANT TO 11 U.S.C. Section 1129

         Automobile Credit Fund 1991-III, Inc., Automobile Credit Finance, Inc., Automobile Credit Partners, Inc., Automobile Credit Finance 1992-II, Inc., Automobile Credit Finance III, Inc., Automobile Credit Finance IV, Inc., Automobile Credit Finance V, Inc., and Automobile Credit Finance VI, Inc., (collectively the "Debtors"), as debtors in possession, and Search Capital Group, Inc. ("Search") (the Debtors and Search collectively are referred to herein as the "Proponents") filed a Third Amended Joint Plan of Reorganization with this Court on December 11, 1995; filed a supplement thereto on December 22, 1995; and on February 12, 1996 filed Motion For Order (1) Approving Modification To The Third Amended And Supplemented Joint Plan Under Bankruptcy Rule 3019; (2) Directing Procedure For Further Opportunity To Elect Equity Or Collateral Option; (3) Directing Procedure For Certain Creditors To Complete And Return Previously Unexecuted

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Ballot Portions; (4) Approving Supplemental Disclosure (the "Motion For
Order").(1) The Plan(2) was transmitted to the creditors and parties in interest of the Debtors; after due and sufficient notice and hearing, the Court hereby makes the following FINDINGS OF FACT AND CONCLUSIONS OF LAW:

         1. On August 14, 1995, the Debtors filed voluntary petitions under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

         2. On December 22, 1995 the Proponents filed their Third Amended And Supplemented Joint Disclosure Statement ("Disclosure Statement") which contained the Plan as an exhibit.

         3. The Court approved the Disclosure Statement on December 27, 1995, as containing adequate information as such term is defined in Section 1125 of the Bankruptcy Code.

         4. January 29, 1996 was established as the last day to file objections to the Plan and to file a ballot regarding the Plan. As of January 29, 1996, no objections to the confirmation of the Plan were filed.

         5. The Plan has been accepted by all impaired classes of each Debtor.

         6. On February 12, 1996, the Proponents filed their Motion For Order, and on or about February 12, 1996 the Court approved it. The Court found that the modifications included in the Motion For Order did not change the treatment of any claim against or interest in the Debtors.





__________________________________

   (1) The Third Amended Joint Plan of Reorganization and the supplement thereto along with the modifications to the Third Amended And Supplemented Joint Plan as included in the Motion For Order, shall be referred to herein as the "Plan".

   (2) Capitalized terms used herein without definition are defined as set forth in the Plan, the Noteholders Trust Agreement or the Litigation Trust Agreement, as the case may be.




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         7.      Copies of the Plan and the Disclosure Statement were mailed to all creditors and parties in interest. Copies of the modifications to the Plan were mailed to all affected creditors and parties in interest. Appropriate ballots were also mailed to the holders of claims and interests to which the modifications applied. Timely notice of the hearing on confirmation of the Plan and of the time for filing objections thereto was given to all creditors under Fed. R. Bankr. P. 2002(b) and (d).

         8. As to each Debtor, the Plan has been accepted in writing by the requisite majorities of creditors and equity security holders whose acceptance is required by law.

         9. As to each Debtor, at least one class of claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim of such class.

         10. As to each Debtor, the preconditions to Confirmation, as defined in the Plan, have been satisfied.

         11. The Proponents have complied with the applicable provisions of the Bankruptcy Code.

         12. As to each Debtor the Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code, and has been proposed in good faith and not by any means forbidden by law.

         13. All payments made or promised by the Proponents, or by a person issuing securities or acquiring property under the Plan, or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the Cases, have been or will be fully disclosed to the Court and remain subject to the approval of this Court for reasonableness.

         14. Each holder of a Claim or Interest of each class will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Confirmation Date, that is not less




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than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         15. Pursuant to Section 1145 of the Bankruptcy Code, the securities issued under the Plan or issued pursuant to the exercise of the Warrants issued under the Plan are exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer or sale of a security.

         16. All securities to be issued pursuant to the Plan are being issued in exchange for a Claim against, and Interest in or a Claim for an administrative expense concerning the Debtors in these Chapter 11 Cases, within the meaning of Section 1145 of the Bankruptcy Code.

         17. The terms and conditions of the Plan are incorporated in this Order.

         18. These findings of fact and conclusions of law shall be considered orders of this Court and vice-versa.

         19. This Court reserves the right to make further findings of fact and conclusions of law and orders as may be appropriate.

                 In consideration of the foregoing findings of fact and conclusions of law, it is hereby ORDERED, ADJUDGED, AND DECREED:

                 A.       The Plan is confirmed.

                 B. The findings set forth above are ratified and approved.

                 C.       Any objections to Confirmation are overruled.

                 D. The Debtors, Search and all other relevant parties shall perform their respective duties and obligations as set forth in the Plan.





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                 E.       All approvals and consents of the equity owner, and
                          officers and directors of the Debtors, as may be necessary to carry out the Plan and the actions authorized by this Order be, and they hereby are deemed made or done.

                 F. Susan A. Brown and Fred Hammer (the "Noteholder Directors") are hereby appointed as the directors of Search Capital Group, Inc. from and after 8:00 a.m., C.S.T., on the Effective Date or such other date thereafter as may be selected by each such Noteholder Director, but not later than seventy-five
                          (75) days following the Effective Date, or following such seventy-five (75) day period replacement Noteholder Directors as selected by the Creditors' Committee and approved by Search in accordance with the Plan shall be appointed.

                 G. In accordance with Section 1141(c) of the Bankruptcy Code, all assets of the Debtors are free and clear of all claims and interests of creditors and equity security holders, and all property to be assigned, transferred or conveyed by the Debtors to Search, the Noteholders' Trust and the Litigation Trust in accordance with the terms of the Plan shall be assigned, transferred or conveyed free and clear of all liens, Claims, and Interests of creditors and equity security holders of the Debtors and shall be deemed: (i) legally, validly and effectively transferred in accordance with the provisions of the Plan; (ii) to have been transferred without violating any fraudulent transfer or conveyance law of the United States, any state, territory, possession or the District of Columbia, applicable to the Debtors or Search; and (iii) deemed




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                          to have been transferred under the Plan without
                          subjecting the Debtors, Search, the Noteholders' Trustee and the Litigation Trustee to any liability to a creditor or party-in-interest of the Debtors' Estates by reason of such transfer under the laws of the United States, any state, territory, possession or District of Columbia based, in whole or in part, directly or indirectly, on any theory of law including, without limitation, any theory of transferee or successor liability.

                 H. In accordance with the provisions of the Plan and Sections 365 and 1123(b)(2) of the Bankruptcy Code, the deemed rejection of executory contracts and unexpired leases shall be, and hereby is, approved in all respects. Only those executory contracts or unexpired leases which each Debtor has assumed prior to the date of this Order or with respect to which a motion to reject is pending are not deemed rejected.

                 I. All persons having Claims arising from the rejection of executory contracts or unexpired leases shall have ten (10) days after the earlier of the entry of this Order or, if applicable, entry of a Final Order rejecting such executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code to file such Claims.

                 J. All Noteholders that failed timely to elect a Plan Option are deemed to have elected the Search Equity Option.

                 K. Objections to proofs of claim against the Debtors' Estates may be filed (by the Debtors, the Creditors' Committee or other parties in interest in





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                          accordance with the Bankruptcy Code) for a period of
                          thirty (30) days after the Effective Date, unless otherwise ordered by this Court.

                 L. The Creditors' Committee shall cease to exist upon the earlier to occur of (a) ninety (90) days after the Effective Date or (b) Substantial Consummation of the Plan. Neither Search nor the Noteholders' Trust shall be obligated to pay fees of the Creditors' Committee professionals for services rendered or costs incurred beyond ninety (90) days after the Effective Date.

                 M. Prior to the Effective Date, the Debtors shall deposit in a new separate interest-bearing account, the amount of $2,000,000 or such additional amount as is estimated to be sufficient to pay all administrative, priority tax, and priority non-tax Claims, including those of the professionals in the Cases. The account shall not be subject to any lien, claim or security interest created by Search or any other party. The distribution of such funds shall be made only upon Court order approving such administrative, priority tax and priority non-tax Claims. Any amounts remaining in such account following the final disposition of all administrative, priority tax and priority non-tax Claims shall be returned to the Debtors in the pro-rata amount corresponding to the amount such Debtor contributed to the payment of such administrative, priority tax and priority non-tax Claims. All such amounts returned to the Debtors pursuant hereto shall then be transferred to Search or the Noteholders' Trust in an amount corresponding to those Noteholders electing the Search Equity Option for the former and the Collateral Option for the




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                          latter.  On the Effective Date, the Debtors shall
                          each transfer their proportionate share of $350,000 to the Litigation Trust as provided in Section 9.03 of the Plan.

                 N. A copy of this Order shall be sent to all creditors of the Debtors and the cost of doing so shall be an expense of administration of the Estates.

                 O. This Court hereby retains, after the date hereof, jurisdiction:

                          1. To determine all controversies relating to or concerning the classification, allowance or satisfaction of Claims;

                          2. To liquidate all disputed, contingent or unliquidated Claims;

                          3. To determine any and all application for the rejection or assumption and\or assignment, as the case may be, of executory contracts and unexpired leases to which any of the Debtors are party or with respect to which any of the Debtors may be liable, and to determine and, if necessary, to liquidate, any and all Claims arising therefrom;

                          4. To determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Court, including, without limitation, any proceeding commenced for the purposes of avoiding, recovering or preserving for the benefit of the Estates any transfer of property, obligation incurred by the Debtor, lien or set-off;

                          5. To determine any dispute arising under the Plan and to make such orders as are necessary or appropriate to carry out the provisions of the Plan;





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                          6.      To grant extensions of any deadlines set
                                  herein;

                          7. To hear and determine all requests for compensation and/or reimbursement of expenses which may be made after Confirmation; provided, however, this paragraph shall not be construed as limiting the Debtors' ability to pay their attorneys and other professionals for services performed after the Confirmation Date, including services performed in connection with the Cases;

                          8.      To enforce all provisions of the Confirmation
                                  Order;

                          9. To hear and determine all issues with respect to the accounts, if any, filed by the Noteholders' Trustee and the Litigation Trustee;

                          10. In addition, and at any time, the Court may make such orders or give such direction as may be appropriate under Sections 105 or 1142 of the Bankruptcy Code;

                          11. If the need arises, to enforce the rights of Noteholders to receive cash dividends and elect a supermajority of board of directors under the terms of the Plan;

                          12. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

                          13. To enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or enforce the Plan and the transactions contemplated thereunder;




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                          14.     To consider any modification of the Plan
                                  pursuant to Section  1127 of the Bankruptcy
                                  Code, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                          15. To recover all assets of the Debtors and property of the Estates, wherever located;

                          16. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

                          17. To hear and determine any settlements submitted pursuant to Fed. R. Bankr. P. 9019 proposed by the Interim Litigation Trustee or by the Litigation Trustee, if appointed thereafter;

                          18. To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

                          19. To enter a final decree closing the Chapter 11 Cases.

                 P. The Effective Date shall not occur unless and until all of the conditions precedent set forth in Section
                          5.02 of the Plan have occurred or been satisfied.

                 Q. Each and every federal, state, commonwealth, local, foreign or other governmental agency or department is hereby directed to accept any and all documents and instruments necessary, useful or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan or this Order.





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                 R.       The Debtors, Search, Texas Commerce Bank, N.A. as
                          Indenture Trustee or custodian (collectively, the "Indenture Trustee"), and their respective officers, directors, agents and employees, be, and they hereby are, required, authorized and empowered to issue, execute and deliver such documents and instruments and to take such actions as may be necessary to carry out the Plan and the actions authorized by this Order, including, without limitation, such actions necessary to assign, transfer and convey to the Noteholders' Trust, to the Litigation Trust and to Search, the Debtors' assets which are being assigned, transferred and conveyed pursuant to the Plan and to acknowledge satisfaction and discharge of the Indentures and the Memoranda.

                 S. The fees, costs, and out-of-pocket expenses, including attorneys' fees of the Indenture Trustee, including without limitation such fees, costs, and expenses incurred prior to the Petition Date are Administrative Claims in the Cases, subject to review of this Court as to their reasonableness.

                 T. On the Effective Date, the Debtors shall execute the Litigation Trust Agreement and Noteholders' Trust Agreement in substantially the forms thereof filed as Plan Documents together with such changes thereto as are acceptable to the Debtors and the Creditors' Committee, which Litigation Trust Agreement and Noteholders' Trust Agreement are hereby approved in all respects.

                 U. The Litigation Trust is the "successor" to the Debtors for purposes of Section 1145(a)(1) of the Bankruptcy Code, but only with respect to the Estate Claims under Section 9.04 of the Plan and not for any other purpose.




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                 V.       Pursuant to Section  1123(b)(3)(B) of the Bankruptcy
                          Code and Section 9.04 of the Plan, the Litigation Trust shall be the representative of both the Debtors' Estates and the Assigning Noteholders for purposes of pursuing any Estate Claims or Individual Claims, as the case may be, in accordance with the terms of the Plan; notwithstanding the foregoing, any potential cause of action that is assigned to the Litigation Trust shall be subject to any rights of set-off or other defenses as existed immediately prior to such assignment except as otherwise provided in this Order.

                 W. If a Noteholder did not check the Non-Assignment Election on the Ballot or if a Noteholder did not return a Ballot, the Noteholder will be deemed to have assigned his Individual Claims to the Litigation Trust. In the event a Noteholder did not return a Ballot, this Order shall be deemed the operative document for assignment of such Noteholder's Individual Claims.

                 X. The Creditors' Committee or such members thereof as determined by the Creditors' Committee are hereby appointed as Interim Litigation Trustee with full power and authority of the Litigation Trustee in accordance with the terms of the Plan and the Litigation Trust Agreement to take all actions with respect to the Litigation Trust Assets (including but not limited to negotiating and implementing settlements of Estate Claims or assigned Individual Claims) which could have been taken by the Litigation Trustee for a period not to exceed ninety (90) days after the Effective Date, at which time the Litigation Trustee shall be appointed unless there has been such substantial resolution of the Litigation Trust Assets that the Interim Litigation Trustee determines that dissolution of the Litigation Trust and disbursement of the





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                          liquidated Estate Claims or assigned Individual
                          Claims is appropriate and such determination is approved by this Court.

                 Y. Upon the Effective Date and thereafter, to the extent requested by the Noteholders' Trustee or Noteholders' Trust Committee, Mr. Robert Idzi or other appropriate officer of the Debtors, shall execute on their behalf, powers of attorney in substantially the same form as attached as Exhibit "D" to the Noteholders' Trust Agreement in favor of the Noteholders' Trustee or Noteholders' Trust Committee in order to deal in all respects with the Collateral(3) and all related title, contract or other rights. Such powers of attorney for each Debtor shall fully authorize the Noteholders' Trustee or Noteholders' Trust Committee to execute appropriate documents to, among other things, (a) assign all right, title and interest in the Collateral to the Noteholders' Trust, or if appropriate, a Successful Bidder or (b) have all or a portion of the Collateral serviced under new contract arrangements with a New Servicer.

                 Z. All rights of holders of Claims or Interests of all classes under the Plan, including, without limitation, the right to receive distributions on account of such Claims or Interests, hereafter shall be limited solely to the right to receive such distributions



__________________________________

       (3) Collateral shall mean: (i) cash (including existing sinking fund accounts, other than that set aside for payment of Administrative Claims in accordance with paragraph M hereof); (ii) automobile loans and related contract rights and insurance proceeds, together with underlying future streams of cash that secure the Notes; (iii) repossessed automobiles, related rights and pending liquidation proceeds; (iv) charge-offs and inactive automobile loan contracts; and (v) all other assets of the Debtors not dealt with in the Plan that are attributable to Noteholders.




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                          exclusively as provided in the Plan, and after the
                          date hereof, the holders of such Claims or Interests shall have no other or further rights against the Debtors.

                 AA. The Noteholders' Trust Committee created under the Noteholders' Trust Agreement shall include initially representatives of The Boston Company (William Reilly), Rousseau Mortgage Corp. (Ted Louie) and Accredited Investors, Inc. (Duel Glass) who collectively shall act as the initial Noteholders' Trustee, with the right to employ Mr. Stephen Fisher of 6054 Northwood, Dallas, Texas 75225 as either a consultant to the Noteholders' Trustee or to act as the Noteholders' Trustee and be paid such compensation as the Noteholders' Trust Committee deems appropriate under the circumstances taking into account the value of the Collateral, the Noteholders' Trustee's need to preserve it for the benefit of all beneficiaries of the Noteholders' Trust and to effect a sale, collection of underlying automobile loan accounts through a New Servicer, or other Collateral disposition attributable to those Noteholders having selected the Collateral Option under the Plan.

                 BB. Through and beyond the Effective Date, Search will permit interested parties, subject to entering into appropriate confidentiality agreements, to perform appropriate due diligence with respect to the Collateral and each Debtor's and Search's records pertaining thereto in order to reduce, if appropriate, their bids to a definitive written contract for servicing or sale with respect to those Noteholders having selected the Collateral Option. The Collateral attributable to Noteholders having selected the Collateral Option will be segregated as of the Confirmation Date on the books and records of Search, on a Debtor-by-Debtor basis, until a sale of the Collateral is






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                          achieved, transfer to a New Servicer is arranged or
                          other disposition occurs. Search will permit an authorized representative of the Noteholders' Trust to, during normal business hours, inspect and make copies of the records, documents, and computer records concerning such segregated Collateral.

                 CC. The proportionate amount of all cash, deposits and funds in any accounts held by or for the benefit of the Debtors which is determined to be allocated to the Noteholders' Trust shall be transferred to the Noteholders' Trustee on the Effective Date, which monies shall be maintained exclusively for the purposes set forth in the Plan.

                 DD. Pending transfer of the Collateral attributable to Noteholders having selected the Collateral Option, Search will continue servicing such Collateral for so long as requested by the Noteholders' Trust Committee or the Noteholders' Trustee for the same consideration and under the same terms as provided under the Servicing Agreements. Search's employees, officers, directors, consultants and other personnel shall assist in the orderly transition of the Collateral attributable to Noteholders having selected the Collateral Option to either the Noteholders' Trust, New Servicer, or Successful Bidder in a timely, meaningful and cooperative manner.

                 EE. The allocation of Collateral to Search and to the Noteholders' Trust, as determined by Boston Portfolio Advisors, Inc., the Collateral Consultant appointed as contemplated by the Plan, based upon the criteria set forth in Exhibit "E" to the Noteholders' Trust Agreement, shall be agreed upon by Search and the Noteholders' Trust, or absent such agreement determined by this Court and thereafter shall be




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

                          binding upon Search and the Noteholders' Trust, and all other parties in interest under Section 1141 of the Bankruptcy Code.

                 FF. Any judgment at any time obtained, to the extent that such judgment is a determination of the personal liability of the Debtors, Search, the Litigation Trust or the Noteholders' Trust with respect to any discharged debt, whether or not discharge of such debt is waived, be, and it is hereby void.

                 GG. This Order shall forever bar Claims for contribution, reimbursement, subrogation or indemnity against the Debtors or the Litigation Trust and their successors by any holder of an indemnity Claim or any Person or entity who was named as a defendant, who could have been named as a defendant, or who otherwise may claim contribution, reimbursement, subrogation or indemnity rights in the future against a Debtor in connection with the facts and Claims asserted, or that could have been asserted within the scope of any lawsuit that was pending or could have been pending on the Effective Date.

                 HH. The Plan and its provisions shall bind the Debtors, any entity acquiring property under the Plan, and any Creditors, their agents, employees, officers, directors and other representatives, whether or not the Claim or Interest of such Creditors or Interest Holders is impaired under the Plan and whether or not such Creditors or Interest Holders have accepted the Plan.

                 II. All of the Debtors' Creditors and Interest Holders are hereby permanently enjoined pursuant to Section 524 and precluded from (a) asserting, commencing or continuing in any manner any action against the Debtors, for recovery of any debt, Claim or Interest





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
                          against the Debtors' assets or properties, or any other or further debt or Claim, right or Interest based upon any documents, executory contracts, unexpired leases, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, (b) the enforcement, attachment, collection or recovery, by any manner or means of any judgment, award or decree or order against any of the Debtors or any property or assets of any of the Debtors, (c) creating, perfecting or enforcing any encumbrance or contractual right of any kind against the Debtors which arises from or is related to any fact in existence prior to the Confirmation Date, (d) asserting any set-off, right of subrogation or recoupment of any kind against any obligation due the Debtors and (e) any action, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

                 JJ. In accordance with Section 1141(d) of the Bankruptcy Code, the Debtors are hereby discharged of and from any and all debts, Claims and Interests of any nature whatsoever against the Debtors and their respective Estates that arose or could have been asserted against any or all of them before the Effective Date, including, without limitation, any claim which in any way arises from their supervision, operation, control, ownership or contemplated conveyance of property of any of the Debtors or is based upon any asserted environmental protection law or cause or action arising from the same, and any debt or Claim of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such a debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim is




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

                          allowed under Section 502 of the Bankruptcy Code, or
                          (iii) the holder of such Claim has accepted the Plan.

                 KK. The Debtors, Search, members of the Creditors' Committee, and their affiliates, directors, officers, employees, attorneys, agents, financial advisors, or other representatives, and any or all of their assigns, shall hereby be mutually released and discharged each from the others, from any post-petition Claims arising in connection with the Chapter 11 Cases. Neither the Debtors, the Creditors' Committee, nor any of their respective members, officers, directors, employees, agents, attorneys or other professionals shall have or incur any liability to any holder of a Claim or Interest or any other Person or entity for any act, event, or omission in connection with, or arising out of the Chapter 11 Cases (including the activities and deliberations of the Creditors' Committee), or in connection with the Confirmation of the Plan, the negotiations for and the motions to approve any third party settlements prior to Substantial Consummation which are approved pursuant to Fed. Bankr. R. P. 9019(a), the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

                 LL. Pursuant to Section 1145(a) of the Bankruptcy Code, the issuance of the Common Stock, Convertible Preferred Stock and Warrants pursuant to the Plan to holders of Allowed Claims, and the subsequent exercise of the Warrants to purchase the securities issuable thereunder or the conversion of the Convertible Preferred Stock into the underlying Common Stock (collectively "Plan Securities") by such holders or their transferees shall be exempt from registration under the Securities Act of 1933, as





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
                          amended; any state or local law requiring registration under the Securities Act of 1933, as amended; and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security. All such securities to be so issued shall be freely transferable by the initial recipients thereof, except for any such securities received by an underwriter within the meaning of Section 1145(b) of the Bankruptcy Code, subject to any restriction contained in the terms of such securities themselves, in the Plan, or in the Plan Documents.

                 MM. Pursuant to Section 1146 of the Bankruptcy Code, the issuance, distribution, transfer or exchange of the Plan Securities, and the creation, modification, consolidation, recording, making or delivery of any instrument of transfer (including deeds, security agreements, financing statements and other instruments of transfer) or the making, assignment or recording of any document required in order to implement the transactions set forth in the Plan or the provisions respecting the vesting of the Collateral in the Noteholders' Trust and Search set forth in Sections 4.03 and 4.04 of the Plan or otherwise required in order to effectuate, implement or consummate the Plan or this Order, shall not be subject to any tax under any law imposing a document recording tax, intangibles or other similar tax, mortgage tax, stamp tax or similar tax, and the appropriate governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax and to accept for filing and recordation any of the foregoing instruments without the payment of any such tax.




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

                 NN. The Convertible Preferred Stock and Common Stock to be issued to the Noteholders that elected the Search Equity Option shall equal the percentage (which is the product of .75 times a fraction the numerator of which is the Allowed Noteholder Secured Claims of Noteholders that selected or were assigned the Search Equity Option and the denominator of which is all Allowed Noteholder Secured Claims) on a fully diluted basis of the value of all shares of Convertible Preferred Stock, Common Stock, Warrants, outstanding 12% Search Preferred Stock, existing Search Common Stock, other warrants and stock options, and rights, then outstanding, issued or agreed to be issued by Search. The calculation made pursuant to this paragraph NN and Section 4.03 of the Plan shall be determined by agreement of Alex. Brown & Sons, as financial advisor for Search and Gordian Group, L.P. as financial advisor for the Creditors' Committee, or absent such agreement by this Court.

                 OO. Search will amend by the Effective Date its Certificate of Incorporation and bylaws as provided for in Section 6.07 of the Plan.

         DATED: March 4, 1996.


                                            ORIGINAL SIGNED BY
                                            /s/ ROBERT C. MCGUIRE
                                            ------------------------------------
                                            ROBERT C. McGUIRE
                                            CHIEF UNITED STATES BANKRUPTCY JUDGE





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